Principal
Mutual
Funds


               ****NOTICE OF RESCHEDULED SHAREHOLDER MEETING ****
                           PRINCIPAL MIDCAP FUND, INC.

November 3, 1999


Dear Shareholder:

This letter is to notify you that the Shareholder Meeting originally scheduled for November 2, 1999 has been postponed and rescheduled for November 24, 1999, at 11:00 a.m. CST at 680 8th Street, Des Moines, Iowa. This move was made as insufficient proxy votes were received to hold the meeting and address all agenda items on its originally scheduled date.

According to our latest information, we have not yet received your proxy. It is possible that you own multiple accounts and completed ballots were received for some but not all accounts. Please help us obtain the votes necessary to pass all ballot issues by voting your shares today. Regardless of the number of shares you own, your vote is very important.

We have enclosed a new ballot for each non-voted account for this Fund. To avoid the costs of additional solicitations, please complete the ballot right away and return it in the enclosed envelope.
As an alternative, you may vote by the following means:

     1.   Sign and date your ballot and fax both sides to 1-888-451-8683
     2.   Vote  by  phone  by  calling  our  proxy  solicitor,   D.F.  King,  at
          1-800-628-8536
     3. Vote via teletouch using the control number on your ballot, simply call 1-888-221-0697
     4. Vote via the Internet at www.proxyweb.com, again using the control number found on your ballot

The Board of Directors of Principal MidCap Fund strongly believes each ballot proposal is in the shareholders= best interests. As a result, the Board recommends a AFOR@ vote on each proposal.

Please vote today. Your timely response will help save the expense of an additional mailing. Remember, your vote is important no matter how many shares you own. Thank you in advance for your time and consideration in this matter.

Sincerely

/s/Ralph C. Eucher

Ralph Eucher
President


Securities offered through Princor Financial Services Corporation, a member of the Principal Financial Group, Des Moines, Iowa 50392-0200 (800) 247-4123/FAX
(515) 248-4745